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                                                                 EXHIBIT 99




NEWS RELEASE - April 5, 1994        Contact:  Guy M. Ross


       STANDARD COMMERCIAL ADOPTS SHAREHOLDER PROTECTION RIGHTS PLAN

The Board of Directors of Standard Commercial Corporation (STW:NYSE) today adopted a Shareholder Protection Rights Plan and declared a dividend of one Right on each outstanding share of Standard Common Stock. The dividend will be paid on April 25, 1994 to shareholders of record on April 18, 1994.

Until it is announced that a person or group has acquired 10% or more of Standard's Common Stock (an "Acquiring Person") or commences a tender offer that will result in such person or group owning 10% or more of Standard's Common Stock, the Rights will be evidenced by the Common Stock certificates, will automatically trade with the Common Stock and will not be exercisable. Thereafter, separate Rights certificates will be distributed and each Right will entitle its holder to purchase one share of Common Stock for an exercise price of $60.00.

Upon announcement that any person or group has become an Acquiring Person then 10 days thereafter (or such earlier or later date as the Board may decide) (the "Flip-in Date") each Right (other than Rights beneficially owned by any Acquiring Person or transferees thereof, which Rights become void) will entitle its holder to purchase, for the exercise price, a number of shares of Standard Common Stock having a market value of twice the exercise price. Also, if after an Acquiring Person controls Standard's Board of Directors, Standard is involved in a merger or sells more than 50% of its assets or earning power (or has entered an agreement to do any of the foregoing) and, in the case of a merger, the Acquiring Person will receive different treatment than all other shareholders, each Right will entitle its holder to purchase, for the exercise price, a number of shares of common stock of the Acquiring Person having a market value of twice the exercise price. If any person or group acquires between 10% and 50% of Standard's Common Stock, Standard's Board of Directors may, at its option, exchange one share of Standard Common Stock for each Right. Holdings of the Kehaya family will not trigger the Rights.

The Rights may be redeemed by the Board of Directors for $0.01 per Right prior to the Flip-in Date.

Ery W. Kehaya, Chairman of the Board of Standard, stated that "the Rights are designed to cause substantial dilution to a person or group that acquires 10% or more of the Common Stock unless the Rights are first redeemed by the Board of Directors of the Company. Nevertheless, the Rights should not interfere with a transaction that is in the best interests of the Company and its

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shareholders because the Rights can be redeemed prior to a triggering event.

The Rights Plan does not in any way weaken Standard's financial strength or interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to Standard or its shareholders and will not change the way in which Standard shares are traded."

A letter to shareholders regarding the Rights Plan and a summary of certain terms of the Rights Plan will be mailed to shareholders on April 25.

STANDARD COMMERCIAL is one of the world's largest leaf tobacco dealers and among the top international wool trading companies. It operates in virtually every tobacco and wool producing nation and sells worldwide to tobacco manufacturers and wool users.